Exhibit 5.1

                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                               TEL (202) 637-5600
                               FAX (202) 637-5910
                                February 28, 2002


Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North

Suite 750
Birmingham, Alabama  35202

Ladies and Gentlemen:

                  We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-38613) (the "Registration
Statement"), previously declared effective by the Securities and Exchange Commission, relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of (i) 260,710 common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of the Company to Salomon Smith Barney Inc. ("SSB"), as underwriter of an offering to The Equity Focus Trusts--REIT Portfolio Series, 2002--A, a unit investment trust (the "SSB Shares"), as described in a Prospectus Supplement dated February 25, 2002 (the "SSB Offering"), and (ii) 299,670 Common Shares to be issued in a direct placement to Cohen & Steers Quality Income Realty Fund, Inc. ("C&S") (the "C&S Shares" and together with the SSB Shares, the "Shares"), as described in a Prospectus Supplement dated February 25, 2002 (the "C&S Offering"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.   An executed copy of the Registration Statement.

2. The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. Certain resolutions of the Board of Trustees of the Company adopted on October 23, 1997 relating to, among other things, the authorization and approval of a registration statement on Form S-3 (Registration No.
     333-38613) registering the offer and sale of up to $297,406,250 of securities, including Common Shares, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5. Certain resolutions of the Pricing Committee of the Board of Trustees adopted on February 25, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the Underwriting Agreement (as defined below), the Terms Agreement (as defined below), the Purchase Agreement (as defined below), the Placement Agent Agreement (as defined below) and arrangements in connection therewith, and the authorization of the issuance of the Shares on the terms set forth in the Terms Agreement and the Purchase Agreement.

6. Executed copies of the Underwriting Agreement, dated February 25, 2002, among the Company, Colonial Realty Limited Partnership (the "Operating
     Partnership") and SSB (the "Underwriting Agreement") and the Terms Agreement, dated February 25, 2002, among the Company, the Operating Partnership and SSB (the "Terms Agreement"), in connection with the SSB Offering.

7. Executed copies of the Purchase Agreement, dated February 25, 2002, among the Company, the Operating Partnership and C&S (the "Purchase Agreement") and the Placement Agent Agreement dated February 25, 2002 among the Company, the Operating Partnership and Merrill Lynch, Pierce Fenner & Smith Incorporated (the "Placement Agent Agreement"), in connection with the C&S Offering.

8. Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations or ordinances. As used herein, the term "Alabama Real Estate Investment Trust Act of 1995" includes the statutory provisions contained therein, all applicable provisions of the Alabama
Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, described in paragraph 8 above, with respect to the matters addressed therein.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of (i) the SSB Shares pursuant to the terms of the Underwriting Agreement and the Terms Agreement, and receipt by the Company of the consideration for the SSB Shares, and (ii) the C&S Shares pursuant to the Purchase Agreement and the Placement Agent Agreement, and receipt by the Company of the consideration for the C&S Shares, in each case as specified in the resolutions of the Board of Trustees and the Pricing Committee described in paragraphs 4 and 5 above, the SSB Shares and the C&S Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

     This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                         Very truly yours,


                                                     /s/ Hogan & Hartson L.L.P.

                                                         HOGAN & HARTSON L.L.P.